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                                                               EXHIBIT 99.(d)(2)


                          SECOND AMENDMENT TO AGREEMENT
                             OF LIMITED PARTNERSHIP
                         OF SUPER 8 MOTELS NORTHWEST I,
                        A WASHINGTON LIMITED PARTNERSHIP

      This Second Amendment to Agreement of Limited Partnership is made to the Amended Certificate and Agreement of Limited Partnership, as amended (the "Partnership Agreement") of Super 8 Motels Northwest I, a Washington limited partnership (the "Partnership") dated March 31, 1980, and filed with the office of the county auditor, Thurston County, Washington, on March 31, 1980, and is made by and among Gerald L. Whitcomb (the "General Partner") and the limited partners, subject to the approval of the limited partners.

      The Partnership Agreement is hereby amended as follows.

      1.    A new Section 10.8 is added. It shall read as follows.

            10.8 Allocation of Gain Under the Federal Income Tax Laws. For federal income tax purposes only, gain, if any, realized by the Partnership in a cash merger shall be allocated to limited partners receiving the cash merger consideration.

      2. The Agreement as hereby amended shall continue in force and effect except as modified herein.

      The Partnership Agreement provides that the General Partner is designated as attorney-in-fact for the limited partners and may sign an amendment to the Partnership Agreement for the limited partners.

      Dated February __, 1999.


                                       GENERAL PARTNER



                                       -----------------------------------------
                                       Gerald L. Whitcomb

                                       LIMITED PARTNERS




                                       -----------------------------------------
                                       Gerald L. Whitcomb, attorney-in-fact